                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)
                           SPHERE DRAKE HOLDINGS, LTD.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    001669100
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                               Werbel & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                November 18, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 11
107952

                                 SCHEDULE 13D

-------------------                                         ------------------
CUSIP No. 001669100                                         Page 2 of 11 Pages
-------------------                                         ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     The SC Fundamental Value Fund, L.P.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
     794,620
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     794,620
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     794,620
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.3%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================

                                 SCHEDULE 13D

-------------------                                    ------------------
CUSIP No. 001669100                                    Page 3 of 11 Pages
-------------------                                    ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     SC Fundamental Value BVI, Inc.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [x]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     488,780
------------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     488,780
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     488,780
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.7%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                    ------------------
CUSIP No. 001669100                                    Page 4 of 11 Pages
-------------------                                    ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     SC Fundamental Inc.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [x]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
     794,620
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     794,620
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     794,620
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.3%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                    ------------------
CUSIP No. 001669100                                    Page 5 of 11 Pages
-------------------                                    ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     Gary N. Siegler
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [x]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
     1,296,900
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     1,296,900
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,296,900
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     7.1%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================

                                 SCHEDULE 13D

-------------------                                    ------------------
CUSIP No. 001669100                                    Page 6 of 11 Pages
-------------------                                    ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     Peter M. Collery
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [x]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO/PF
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     42,200
------------------------------------------------------------------------------
8  SHARED VOTING POWER
     1,296,900
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     42,200
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     1,296,900
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,339,100
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     7.3%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================

                                 SCHEDULE 13D

-------------------                                    ------------------
CUSIP No. 001669100                                    Page 7 of 11 Pages
-------------------                                    ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     Siegler, Collery & Co. Employees' Savings and Profit Sharing Plan
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [x]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
     13,500
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     13,500
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     13,500
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .07%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     EP
==============================================================================

                                                  Page 8 of 11 Pages

                                AMENDMENT NO. 1
                                      TO
                                 SCHEDULE 13D

     The Reporting Person consists of SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Siegler, Collery & Co. Employees' Savings and Profit Sharing Plan ("Profit Plan"), Gary N. Siegler ("Siegler") and Peter M. Collery ("Collery"), hereby amend their Schedule 13D relating to the Common Stock, par value $0.01, of Sphere Drake Holdings Ltd.

Item 3.   Source and Amount of Funds of Other Consideration

          The aggregate prices of the Issuer's Common Stock (the "Shares") purchased by the Reporting Persons identified in Item 5(c) of this Schedule 13D were as follows:

          Name of                                 Aggregate
     Reporting Person                           Purchase Price

     Fund                                         $  1,325,622
     BVI Inc. on behalf of BVI Ltd.               $    830,962

          The Reporting Persons listed above purchased the Shares reported herein as beneficially owned by them with working capital of Fund and BVI Ltd. or with funds extended by brokerage firms in connection with margin transactions effected for Fund and BVI Ltd.

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on November 20, 1997, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding in the Issuer's Form 10-Q as of September 30, 1997).

                                                  Page 9 of 11 Pages

==============================================================================
        Name             Shares of Common Stock             Percentage
------------------------------------------------------------------------------
SC Fundamental Inc.         794,620                              4.3%
------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.            794,620                              4.3%
------------------------------------------------------------------------------
SC Fundamental Value
BVI, Inc.                   488,780                              2.7%
------------------------------------------------------------------------------
Siegler, Collery & Co.
Employees' Savings and
Profit Sharing Plan          13,500                              .07%
------------------------------------------------------------------------------
Gary N. Siegler           1,296,900                              7.1%
------------------------------------------------------------------------------
Peter M. Collery          1,339,100                              7.3%
==============================================================================

---------

                                                  Page 10 of 11 Pages


       (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Each of the transactions set forth below reflects a sale effected by means of over-the-counter trading.


==============================================================================
                                       BVI, Inc.
              Price Per                on behalf
Trade Date    Share ($)      Fund      of BVI Ltd.    Siegler    Collery
-----------------------------------------------------------------------------
11/03/97         8.125      19,000*      19,000*         0          0
------------------------------------------------------------------------------
11/14/97         8.188      59,910       30,590          0          0
------------------------------------------------------------------------------
11/17/97         8.188      18,800        9,600          0          0
------------------------------------------------------------------------------
11/18/97         8.188      46,340       23,660          0          0
------------------------------------------------------------------------------
11/19/97         8.188       3,510        1,790          0          0
------------------------------------------------------------------------------
11/20/97         8.188      32,170       16,430          0          0
------------------------------------------------------------------------------

----------

* Reflects a re-allocation of shares between affiliates.

                                              Page 11 of 11 Pages

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  November 21, 1997

SC FUNDAMENTAL INC.

  By:  /s/ Neil H. Koffler
-----------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

  By:  SC FUNDAMENTAL INC.

  By:  /s/ Neil H. Koffler
-----------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

SC FUNDAMENTAL VALUE BVI, INC.

  By:  /s/ Neil H. Koffler
------------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

/s/ Neil H. Koffler
------------------------------
Neil H. Koffler as Attorney-
in-Fact for Gary N. Siegler*

/s/ Neil H. Koffler
------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery*


* Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney appointing Neil H. Koffler as Attorney-in-Fact were filed by the Reporting Persons as Exhibit A to Amendment No. 5 of Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.
107952